                                      Filed Pursuant to Rule 424(b)(2)
                                      Registration Nos. 333-51888 & 333-51888-01


      THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE PROSPECTUS SUPPLEMENT IS DELIVERED IN FINAL FORM. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED JANUARY 29, 2001

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 28, 2000)

[NORTEL NETWORKS LOGO]

NORTEL NETWORKS LIMITED

$

          % Notes due

Interest payable                     and

ISSUE PRICE:       %

We are offering notes that will pay interest on a semi-annual basis on
               and                of each year, beginning                , 2001.
Unless we redeem the notes earlier, the notes will mature on                   .
We may redeem the notes at any time at the redemption price described on page
     of this prospectus supplement. Interest will accrue from          , 2001.
The notes will be issued only in book-entry form and in denominations of $1,000 and integral multiples of $1,000.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

----------------------------------------------------------------------------------------------------
                                                                                     PROCEEDS TO
                                                       PRICE TO     UNDERWRITING     NORTEL NETWORKS
                                                        PUBLIC        DISCOUNTS      LIMITED
----------------------------------------------------------------------------------------------------
Per Note                                                        %              %               %
----------------------------------------------------------------------------------------------------
Total                                                 $              $                  $
----------------------------------------------------------------------------------------------------

The notes will not be listed on any national securities exchange. Currently, there is no public market for the notes.

It is expected that the delivery of the notes will be made through the book-entry system of The Depository Trust Company (with links to Euroclear and
Clearstream) on or about          , 2001.

                               Joint Bookrunners

JP MORGAN                                                   SALOMON SMITH BARNEY

February   , 2001.

     You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT
Forward-Looking Statements............   S-3
Where You Can Find More Information...   S-3
Summary of the Offering...............   S-4
Nortel Networks Limited...............   S-5
Recent Developments...................   S-5
Selected Historical Financial Data....   S-6
Use of Proceeds.......................   S-8
Capitalization........................   S-8
Description of the Notes..............   S-9
United States Federal Income Tax
  Considerations......................  S-12
Canadian Federal Income Tax
  Considerations......................  S-12
Underwriting..........................  S-14
Validity of the Notes.................  S-15

                                        PAGE
                                        ----
PROSPECTUS
About This Prospectus.................     3
Enforcement of Certain Civil
  Liabilities.........................     3
Nortel Networks Limited...............     4
Nortel Networks Capital Corporation...     5
Where You Can Find More Information...     5
Incorporation of Certain Documents by
  Reference...........................     6
Risk Factors/Forward-Looking
  Statements..........................     7
Ratio of Earnings to Fixed Charges....     8
Use of Proceeds.......................     8
Legal Ownership of Securities.........     9
Description of Debt Securities........    11
Description of Warrants...............    19
Canadian Federal Income Tax
  Considerations......................    20
Plan of Distribution..................    22
Validity of the Securities............    22
Experts...............................    23

     We have not authorized the notes to be offered to the public in the United Kingdom, within the meaning of the United Kingdom Public Offers of Securities Regulations 1995, and neither this prospectus supplement and the accompanying prospectus nor any other document issued in connection with this offering may be passed on to any person in the United Kingdom unless that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom the document may otherwise lawfully be issued or passed on. All applicable provisions of the Financial Services Act 1986 must be complied with in respect of anything done in relation to the notes in, from or otherwise involving the United Kingdom.

     We are not making an offer of these securities in any state where the offer is not permitted. These securities will not be offered or sold to a resident of Canada in contravention of the securities laws of Canada or any province or territory thereof.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, contain certain "forward-looking statements". You should read the information under "Risk Factors/Forward-Looking Statements" at page 7 in the accompanying prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the SEC. See "Where You Can Find More Information" beginning at page 5 in the accompanying prospectus for information on the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus.

     In addition to the documents listed in the accompanying prospectus, we incorporate by reference the following document:

     - Current Report on Form 8-K dated January 29, 2001.

                            SUMMARY OF THE OFFERING

     The following summary highlights information contained elsewhere in this prospectus supplement. You should read this summary in conjunction with the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus. All references to "$" and "dollars" in this prospectus supplement and the accompanying prospectus are to United States dollars.

Issuer........................   Nortel Networks Limited

Securities Offered............   $       principal amount of      % notes due
                                                .

Use of Proceeds...............   We estimate the net proceeds from the sale of
                                 the notes to be $          . We will use the
                                 net proceeds for our and our affiliates' general corporate purposes.

Maturity Date.................

Interest Payment Date.........             and           of each year, beginning
                                                , 2001.

Interest Rate.................     % per annum

Optional Redemption...........   The notes are redeemable, at any time at our
                                 option, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest and a make-whole premium, as more fully described on page S-9 of this prospectus supplement.

Form and Settlement...........   We will issue the notes in the form of one or
                                 more fully registered global securities as described in "Description of Debt Securities --
                                 Form, Denomination, Registration and Transfer" beginning at page 13 in the accompanying prospectus. We will deposit these global securities with, or on behalf of, DTC, and register these securities in the name of DTC's nominee. Direct and indirect participants in DTC, including the depositaries of the Euroclear and Clearstream clearing systems, will record beneficial ownership of the notes by individual investors.

                            NORTEL NETWORKS LIMITED

     Nortel Networks Limited is the principal direct operating subsidiary of Nortel Networks Corporation, which owns all of the outstanding common shares of Nortel Networks Limited. We are a leading global supplier of networking solutions and services that support the Internet and other public and private data, voice and video networks using wireless and wireline technologies. We are focused on building the infrastructure, service enabling solutions and applications for the new, high-performance Internet.

     Our business consists of the design, development, assembly, manufacture, marketing, sale, licensing, financing, installation, servicing and support of networking solutions and services.

     We operate globally, and have offices in Canada, the United States, the Caribbean and Latin America, Europe, the Middle East and Africa, and the Asia Pacific region. We serve customers in more than 100 countries and territories around the world.

     Our service provider and carrier customers include incumbent and competitive local exchange carriers, interexchange carriers, global carriers, companies focusing on data traffic, wireless network operators, Internet service providers, application service providers, resellers, public utilities, cable television companies and emerging service providers.

     We offer our enterprise products and solutions to a broad spectrum of customers, including large enterprises and their branch offices, small businesses and home offices, as well as government, education and utility organizations. Key industry sectors for our business customers include telecom, high-tech manufacturing and financial services. We also serve business customers in healthcare, retail, hospitality, services, transportation and other industries.

     We are a corporation organized under the Canada Business Corporations Act. Our principal executive offices are located at 8200 Dixie Road, Suite 100, Brampton, Ontario L6T 5P6, Canada, telephone (905) 863-0000.

                              RECENT DEVELOPMENTS

     Nortel Networks Limited's preliminary unaudited revenues for the year ended December 31, 2000 were $30,178 million as compared to revenues for the year ended December 31, 1999 of $21,287 million. Including the impact of acquisition related costs (in-process research and development expense and the amortization of acquired technology and goodwill from all of our acquisitions subsequent to July 1998), stock option compensation and one-time gains and charges, our preliminary unaudited net loss for the year ended December 31, 2000 was $1,285 million as compared to a net loss of $324 million for the year ended December 31, 1999. Our financial statements are prepared in accordance with accounting principles generally accepted in the United States.

                       SELECTED HISTORICAL FINANCIAL DATA

     Prior to May 1, 2000, Nortel Networks Limited was known as "Nortel Networks Corporation". As more fully described under the heading "Nortel Networks
Limited -- Plan of Arrangement and Relationship of NNL to Nortel Networks Corporation" at page 4 of the accompanying prospectus, effective May 1, 2000, Nortel Networks Limited participated in a plan of arrangement under which its outstanding common shares were exchanged for common shares of a newly formed corporation which assumed the name "Nortel Networks Corporation." The following selected consolidated financial information as at and for each of the five fiscal years in the period ended December 31, 1999 has been derived from the consolidated financial statements of Nortel Networks Limited included in Nortel Networks Limited's Current Report on Form 8-K, dated August 7, 2000, as amended by Form 8-K/A dated August 18, 2000, which is incorporated by reference in this document. The selected consolidated financial information as at and for the nine months ended September 30, 1999 and 2000 has been derived from unaudited interim consolidated financial statements and contains all normal, recurring entries necessary for a fair presentation, but is not necessarily indicative of the results for the entire year. You should read the selected consolidated financial information in conjunction with the audited and unaudited consolidated financial statements and the related notes of Nortel Networks Limited. See "Where You Can Find More Information" to learn how you can obtain these reports.

                                                                                       FOR THE NINE MONTH
                                                                                          PERIOD ENDED
                                           FOR THE YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                   ------------------------------------------------    ------------------
                                    1995     1996      1997       1998       1999       1999       2000
                                   ------   -------   -------    -------    -------    -------    -------
                                                               (IN MILLIONS)
EARNINGS AND RELATED DATA
Revenues.........................  $9,842   $11,919   $14,581    $16,857    $21,287    $14,714    $21,446
Research and development
  expense........................   1,630     1,870     2,221      2,532      2,992      2,178      2,856
Amortization of plant and
  equipment......................     397       396       413        436        526        402        402
Other income -- net..............     141        69       (49)       221        246        124        852
Income tax provision.............     107       205       381        420        526        262        821
Net earnings (loss)..............     399       564       712(1)  (1,250)(2)    (324)(3)    (502)(4)  (1,176)(5)

                                                                                                    AS AT
                                                          AS AT DECEMBER 31,                    SEPTEMBER 30,
                                            -----------------------------------------------   -----------------
                                             1995      1996      1997      1998      1999      1999      2000
                                            -------   -------   -------   -------   -------   -------   -------
                                                           (IN MILLIONS EXCEPT EMPLOYEE AMOUNTS)
FINANCIAL POSITION AND OTHER DATA
Working capital...........................  $ 2,055   $ 3,080   $ 3,489   $ 4,305   $ 5,031(6) $ 4,541  $ 7,084
Plant and equipment (at cost).............    4,199     4,341     4,400     5,008     5,190     5,039     5,692
Accumulated amortization..................    2,420     2,460     2,490     2,846     2,857     2,822     2,796
Total assets..............................    9,207    10,720    12,250    21,828    24,007    22,409    29,616
Long-term debt............................    1,516     1,558     1,635     1,529     1,426     1,405     1,542
Minority interest in subsidiary
  companies...............................       94        97        94        89        48        85       188
Preferred shares..........................       73       367       609       609       609       609       609
Common shareholders' equity...............    3,652     4,304     4,517    12,190    13,072    12,280    17,994
Capital expenditures......................  $   523   $   543   $   549   $   628   $   795   $   543   $ 1,140
Employees at end of period................   59,904    62,284    68,341    71,296    76,712    73,343    89,216

---------------

(1)  Includes the following:
     - one-time gains............................................  $   102
     - one-time charges..........................................  $   (95)
     - net tax impact on one-time gains and one-time charges.....  $    (1)

(2)  Includes the following:
     - Acquisition Related Costs (in-process research and          $(2,341)
       development expense and the amortization of acquired
       technology and goodwill from all acquisitions subsequent
       to July 1998).............................................
     - one-time gains............................................  $   441
     - one-time charges..........................................  $  (447)
     - net tax impact on one-time gains and one-time charges.....  $    (2)
(3)  Includes the following:
     - Acquisition Related Costs.................................  $(2,075)
     - one-time gains............................................  $   264
     - one-time charges..........................................  $  (209)
     - net tax impact on one-time gains and one-time charges.....  $    16
(4)  Includes the following:
     - Acquisition Related Costs.................................  $(1,538)
     - one-time gains............................................  $   167
     - one-time charges..........................................  $  (165)
     - net tax impact on one-time gains and one-time charges.....  $    (1)
(5)  Includes the following:
     - Acquisition Related Costs.................................  $(3,161)
     - Stock option compensation.................................  $   (98)
     - one-time gains............................................  $   856
     - one-time charges..........................................  $  (197)
     - net tax impact on one-time gains and one-time charges.....  $  (324)
(6)  Comparative amounts have been restated to conform with
     current period's presentation.

RATIO OF EARNINGS TO FIXED CHARGES

    YEAR ENDED DECEMBER 31,
-------------------------------   NINE MONTHS ENDED
1995  1996   1997   1998   1999   SEPTEMBER 30, 2000
----  ----   ----   ----   ----   ------------------
3.58   4.43  5.68    --(1) 1.45           --(1)

---------------
(1) Earnings were inadequate to cover fixed charges for the year ended December 31, 1998 and for the nine months ended September 30, 2000 by approximately $770 million and $279 million, respectively. See page 8 of the accompanying prospectus.

                                USE OF PROCEEDS

     We estimate the net proceeds from the sale of the notes to be $          .
We will apply such proceeds to our general funds to be used for general corporate purposes as well as investments in and/or loans to our affiliates, which in turn will use the funds for general corporate purposes. Our general corporate purposes may include financing the activities of our affiliates, payment of our short-term or long-term borrowings (including $250 million aggregate principal amount of our 8 3/4% notes due in June 2001) and/or those of our affiliates, and financing investments and acquisitions, including by our affiliates, if and when such opportunities present themselves.

                                 CAPITALIZATION

     The following table sets forth the unaudited short-term debt and capitalization of Nortel Networks Limited as of September 30, 2000 on a historical basis and on an adjusted basis to give effect to the offering of the notes hereby. You should read the information in this table in conjunction with our most recent quarterly report on Form 10-Q for the quarterly period ended September 30, 2000.

                                                              AS AT SEPTEMBER 30, 2000
                                                              -------------------------
                                                              HISTORICAL    AS ADJUSTED
                                                              ----------    -----------
                                                                    (IN MILLIONS)
Short-term debt (notes payable).............................   $   273        $   273
                                                               =======        =======
Long-term debt (including current portion)..................     1,542          1,542
   % notes due             .................................        --
Minority interest in subsidiary companies...................       188            188
Preferred shares............................................       609            609
Common shareholders' equity
  Common shares.............................................    17,012         17,012
  Additional paid-in capital................................     1,832          1,832
  Retained deficit..........................................      (285)          (285)
  Accumulated other comprehensive loss......................      (565)          (565)
                                                               -------        -------
Total shareholders' equity..................................   $18,603        $18,603
                                                               -------        -------
TOTAL CAPITALIZATION........................................   $22,022        $
                                                               =======        =======

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the notes offered by this prospectus supplement adds information to the description of the general terms and provisions of debt securities under the heading "Description of Debt Securities" beginning at page 11 in the accompanying prospectus. Capitalized terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus.

GENERAL

     We will issue the notes in the aggregate principal amount of $          .
The notes will mature on                          . We will issue the notes only
in book-entry form, in denominations of $1,000 and integral multiples of $1,000.

     The notes will bear interest at the annual rate shown on the cover of this
prospectus supplement and will accrue interest from             , 2001 or from
the most recent date to which interest has been paid or provided for.

     Interest will be payable twice a year, on        and        , to the person
in whose name a note is registered at the close of business on the        or
       that precedes the date on which interest will be paid.

     In some circumstances, we may elect to discharge our obligations on the notes through covenant defeasance. See "Description of Debt
Securities -- Defeasance" beginning at page 17 in the accompanying prospectus for more information about how we may do this.

     Except as described in the accompanying prospectus, the indenture for the notes does not contain any covenants or other provisions designed to protect holders of the notes against a reduction in our creditworthiness in the event of a highly leveraged transaction or that would prohibit other transactions that might adversely affect holders of the notes.

FURTHER ISSUES

     We may from time to time, without the consent of existing note holders, create and issue further notes having the same terms and conditions in all respects as the notes being offered, except for issue date, issue price and the first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes.

OPTIONAL REDEMPTION

     The notes will be redeemable, in whole or in part, at our option at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve
30-day months) at the Adjusted Treasury Rate plus      basis points together
with, in each case, accrued interest on the principal amount of the notes to be redeemed to the date of redemption. In connection with such optional redemption, the following defined terms apply:

     - "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     - "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes. "Independent Investment Banker" means one of the Reference Treasury Dealers.

     - "Comparable Treasury Price" means, with respect to any redemption date,
       (i) the average of the bid and asked priced for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the trustee for the notes obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

     - "Reference Treasury Dealer" means each of Chase Securities Inc. and Salomon Smith Barney Inc. and their respective successors and three other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by us; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

     - "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee for the notes, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

     - "Remaining Scheduled Payments" means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

     Notice of any redemption will be mailed at least 30 days but not more than 45 days before the redemption date to each holder of the notes to be redeemed. On and after any redemption date, interest will cease to accrue on the notes or any portion thereof called for redemption. On or before any redemption date, we shall deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If less than all the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.

BOOK-ENTRY SYSTEM

     We will issue the notes in the form of one or more fully registered global securities, as described in "Description of Debt Securities -- Form, Denomination, Registration and Transfer" beginning at page 13 in the accompanying prospectus. We will deposit these global securities with, or on behalf of, The Depository Trust Company, to which we refer together with its successors and nominees as DTC, and register these securities in the name of DTC's nominee. Direct and indirect participants in DTC, including the depositaries of the Euroclear System and the Clearstream Banking, societe anonyme, clearing systems, will record beneficial ownership of the notes by individual investors. We refer to these clearing systems respectively as Euroclear and Clearstream.

     DTC has advised us and the underwriters that it is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

     DTC holds securities of institutions that have accounts with it or its participants. Through its maintenance of an electronic book-entry system, DTC facilitates the clearance and settlement of securities transactions among its participants and eliminates the need to deliver securities certificates physically. DTC's participants include securities brokers and dealers, including the underwriters of this offering, banks, trust companies, clearing corporations and other organizations, some of whom, and/or their representatives, own DTC. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and bylaws and requirements of law. The rules applicable to DTC and its participants are on file with the SEC.

EUROCLEAR AND CLEARSTREAM

     Noteholders may hold their notes through the accounts maintained by Euroclear or Clearstream in DTC only if they are participants of those systems, or indirectly through organizations which are participants in those systems.

     Euroclear and Clearstream will hold omnibus book-entry positions on behalf of their participants through customers' securities accounts in Euroclear's and Clearstream's names on the books of their respective depositaries which in turn will hold such positions in customers' securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

     Transfers of notes by persons holding through Euroclear or Clearstream participants will be effected through DTC, in accordance with DTC rules, on behalf of the relevant European international clearing system by its depositaries; however, such transactions will require delivery of exercise instructions to the relevant European international clearing system by the participant in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the exercise meets its requirements, deliver instructions to its depositaries to take action to effect exercise of the notes on its behalf by delivering notes through DTC and receiving payment in accordance with its normal procedures for next-day funds settlement. Payments with respect to the notes held through Euroclear or Clearstream will be credited to the cash accounts of Euroclear participants or Clearstream participants in accordance with the relevant system's rules and procedures, to the extent received by its depositaries.

     All information in this prospectus supplement on Euroclear or Clearstream is derived from Euroclear or Clearstream, as the case may be, and reflects the policies of such organizations. These organizations may change these policies without notice.

CONCERNING THE TRUSTEE

     Citibank N.A., the trustee for the notes, is an affiliate of Salomon Smith Barney Inc., one of the underwriters for the notes.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain United States income tax considerations that may be relevant to a holder of notes is based upon the advice of Cleary, Gottlieb, Steen & Hamilton, our United States counsel.

     Interest on the notes will not be exempt from United States taxation generally. Under United States federal income tax law as currently in effect, holders of notes that are not United States persons will not be subject to United States federal income taxes, including withholding taxes, on payments of interest on the notes so long as the requirements described in the second succeeding paragraph are satisfied, unless:

          (i) the holder is an insurance company carrying on a United States insurance business, within the meaning of the United States Internal Revenue Code of 1986, to which the interest is attributable, or

          (ii) the holder has an office or other fixed place of business in the United States to which the interest is attributable and the interest either
     (a) is derived in the active conduct of a banking, financing or similar business within the United States or (b) is received by a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

     The gain realized (including on redemption) on any sale or exchange of the notes by a holder that is not a United States person will not be subject to United States federal income tax, including withholding tax, unless (i) such gain is effectively connected with the conduct by the holder of a trade or business in the United States or (ii) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale and either (a) such gain or income is attributable to an office or other fixed place of business maintained in the United States by such holder or (b) such holder has a tax home in the United States.

     The paying agent will be required to file information returns with the United States Internal Revenue Service with respect to payments made to certain United States persons on the notes. In addition, certain United States persons may be subject to a 31 percent United States backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to the paying agent, and may also be subject to information reporting and backup withholding requirements with respect to proceeds from a sale of the notes. Persons holding notes who are not United States persons may be required to comply with applicable certification procedures to establish that they are not United States persons in order to avoid the application of such information reporting requirements and backup withholding tax.

     A note held by an individual holder who at the time of death is a nonresident alien will not be subject to United States federal estate tax.

     As used herein, the term "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and (ii) one or more United States persons have the authority to control all of the trust's substantial decisions, and the term "United States" means the United States of America (including the States and the District of Columbia), its possessions, territories and other areas subject to its jurisdiction.

                   CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     Ogilvy Renault, our Canadian counsel, has advised that the following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the Income Tax Regulations (which we refer to in this section as the "Act" and the "Regulations", respectively) in effect at the date hereof generally applicable to a holder of the notes who:

     - acquires the notes pursuant to this prospectus supplement;

     - deals at arm's length with us for purposes of the Act;

     - is neither resident nor deemed to be resident in Canada for purposes of the Act and the Regulations at any time; and

     - does not use or hold and is not deemed to use or hold the notes in connection with a trade or business that the holder carries on, or is deemed to carry on, in Canada at any time.

Special rules which are not discussed in this summary may apply to a non-resident holder that is an insurer carrying on business in Canada and elsewhere. This summary is based on the current provisions of the Act and the Regulations, all specific proposals to amend the Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (which we refer to in this section as the "Proposals") and Ogilvy Renault's understanding of the current published administrative practices and policies of the Canada Customs and Revenue Agency. This summary assumes that the Act and the Regulations will be amended in accordance with the Proposals as so announced although no assurance of that can be given.

     This summary does not otherwise take into account or anticipate any changes in law or practice, whether by judicial, governmental or legislative decision or action, nor does it take into account tax legislation of any province, territory or foreign jurisdiction. The provisions of provincial income tax legislation vary from province to province in Canada and in some cases differ from federal income tax legislation.

     This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder, and no representations with respect to the income tax consequences to any particular holder are made. Accordingly, prospective purchasers should consult their own tax advisors for advice with respect to the tax consequences to them of acquiring, holding and disposing of notes, including the application and effect of the income and other tax laws of any country, province, state or local tax authority.

  Taxation of Interest and Dispositions

     Provided that the term of the notes is at least five years plus one day from the date the notes are issued, interest paid or credited, or which is deemed to be paid or credited for purposes of the Act, on a note to a non-resident of Canada will not be subject to Canadian withholding tax. A holder who is a non-resident of Canada will not be subject to tax under the Act in respect of any capital gain realized by such holder on a disposition of a note, including a disposition as the result of an optional redemption of a note by Nortel Networks Limited.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the terms and underwriting
agreement dated              , 2001, we have agreed to sell to each of the
underwriters named below, severally, and each of the underwriters has severally agreed to purchase, the principal amount of the notes set forth opposite its name below:

                                                                 PRINCIPAL
UNDERWRITERS                                                  AMOUNT OF NOTES
------------                                                  ---------------
Chase Securities Inc........................................  $
Salomon Smith Barney Inc. ..................................
                                                              --------------
          Total.............................................  $
                                                              ==============

     Under the terms and conditions of the terms and underwriting agreement, if the underwriters take any of the notes, then the underwriters are obligated to take and pay for all of the notes.

     The notes are a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market for the notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the notes. Expenses associated with this offering, to be paid
by us, are estimated to be $          .

     The underwriters initially propose to offer part of the notes directly to the public at the offering price described on the cover page and part to certain
dealers at a price that represents a concession not in excess of      % of the
principal amount of the notes. Any underwriter may allow, and any such dealer
may reallow, a concession not in excess of      % of the principal amount of the
notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

     In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

     In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates. Citibank N.A., the trustee for the notes, is an affiliate of Salomon Smith Barney Inc., one of the underwriters for the notes.

     The underwriters have represented and agreed that, in connection with the distribution of the notes, directly or indirectly:

     - they have not offered or sold and, prior to the expiry of the period of six months from the date of initial sale and delivery of the notes will not offer or sell any notes, to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

     - they have complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by them in relation to the notes in, from or otherwise involving the United Kingdom; and

     - they have only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by them in connection with the issue of the notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom the document may otherwise lawfully be issued or passed on.

     The underwriters have also agreed that they will not offer or sell, directly or indirectly, any of the notes in Canada in contravention of the securities laws of Canada or any province or territory of Canada.

     We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the fifth business day following the date hereof (this settlement cycle being referred to as "T+5"). Under Rule 15c6-1 of the SEC under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, U.S. purchasers who wish to trade notes on the date hereof or the next five succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes in other countries who may be affected by the T+5 settlement should consult their own advisor.

                             VALIDITY OF THE NOTES

     The validity of the notes will be passed upon by Nicholas J. DeRoma, Chief Legal Officer of Nortel Networks Limited, and for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. As of January 19, 2001, Nicholas J. DeRoma beneficially owned 85,334 common shares of Nortel Networks Corporation, which is our parent corporation. From time to time, Skadden, Arps, Slate, Meagher & Flom LLP has performed legal services for us and/or our affiliates.

                      [This Page Intentionally Left Blank]

PROSPECTUS

                             [NORTEL NETWORKS LOGO]

      NORTEL NETWORKS               NORTEL NETWORKS
          LIMITED                 CAPITAL CORPORATION

    Debt Securities and        Guaranteed Debt Securities
 Warrants to purchase Debt                and
         Securities               Warrants to purchase
                               Guaranteed Debt Securities

                                 $2,500,000,000

     Nortel Networks Limited, which we sometimes refer to as NNL, may offer the following securities for sale through this prospectus:

     - senior debt securities; and

     - warrants to purchase senior debt securities.

     Nortel Networks Capital Corporation, which we sometimes refer to as NNCC, may offer the following securities for sale through this prospectus:

     - senior debt securities guaranteed by Nortel Networks Limited; and

     - warrants to purchase senior debt securities guaranteed by Nortel Networks Limited.

     We will receive an aggregate amount of up to $2,500,000,000 from the sales of these securities. We will provide the specific terms of the securities we offer in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplements carefully before you invest.

     We may offer these securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents will be included in a supplement to this prospectus.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                The date of this prospectus is December 28, 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ABOUT THIS PROSPECTUS.......................................    3
ENFORCEMENT OF CERTAIN CIVIL LIABILITIES....................    3
NORTEL NETWORKS LIMITED.....................................    4
NORTEL NETWORKS CAPITAL CORPORATION.........................    5
WHERE YOU CAN FIND MORE INFORMATION.........................    5
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    5
RISK FACTORS/FORWARD-LOOKING STATEMENTS.....................    7
RATIO OF EARNINGS TO FIXED CHARGES..........................    8
USE OF PROCEEDS.............................................    8
LEGAL OWNERSHIP OF SECURITIES...............................    9
DESCRIPTION OF DEBT SECURITIES..............................   11
DESCRIPTION OF WARRANTS.....................................   19
CANADIAN FEDERAL INCOME TAX CONSIDERATIONS..................   20
PLAN OF DISTRIBUTION........................................   22
VALIDITY OF THE SECURITIES..................................   22
EXPERTS.....................................................   23

                            ------------------------

     We are not making an offer of these securities in any state where the offer is not permitted. The securities described in this prospectus will not be offered or sold to a resident of Canada in contravention of the securities laws of Canada or any province or territory thereof.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell any combination of the debt securities and warrants described in this prospectus in one or more offerings up to an aggregate offering price of $2,500,000,000.

     This prospectus provides you with a general description of the debt securities and warrants we may offer. Each time we sell debt securities or warrants, we will provide one or more prospectus supplements, attached to the front of this prospectus, that will contain specific information about the terms of that offering. Those terms may vary from the terms described in this prospectus. As a result, the summary descriptions of the debt securities and warrants in this prospectus are subject to, and qualified by reference to, the descriptions of the particular terms of any securities contained in any related prospectus supplements. The prospectus supplements may also add, update or change other information contained in this prospectus. Before you invest in a particular issue of debt securities or warrants, you should read both this prospectus and any related prospectus supplements carefully, together with the additional information described under the heading "Where You Can Find More Information".

     Unless otherwise specified, all references in this prospectus to "$" or "dollars" are to United States dollars.

     As used in this prospectus, unless the context requires otherwise, "we", "us" or "our" means (1) Nortel Networks Limited in its capacity as issuer of debt securities or warrants or (2) NNCC in its capacity as issuer of debt securities or warrants, including Nortel Networks Limited in its capacity as guarantor of debt securities issued by NNCC, as the case may be.

                    ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

     A substantial portion of NNL's assets is located in Canada and a majority of its directors and officers, and the experts with respect to NNL named herein, are residents of Canada. As a result, it may be difficult to effect service within the United States of America upon NNL or upon such directors, officers and experts. Execution by United States courts of any judgment obtained against NNL or any such person in United States courts would be limited to the assets of NNL or such person in the United States. Nicholas J. DeRoma, Chief Legal Officer of NNL, has advised that there is doubt as to the enforceability in Canada of United States judgments or of liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States.

                            NORTEL NETWORKS LIMITED

GENERAL

     Nortel Networks Limited is a leading global supplier of networking solutions and services that support voice, data and video transmission over wireless and wireline technologies. We are focused on building the infrastructure service enabling solutions and applications for the new, high-performance Internet. Our business consists of the design, development, assembly, manufacture, marketing, sale, financing, installation, servicing and support of networking solutions and services for service provider and carrier customers and enterprise customers. Our solutions and services are used by customers to support the Internet and other public and private voice, data and video networks.

     NNL is a corporation organized under the Canada Business Corporations Act. Our principal executive offices are located at 8200 Dixie Road, Suite 100, Brampton, Ontario L6T 5P6, Canada, telephone (905) 863-0000.

PLAN OF ARRANGEMENT AND RELATIONSHIP OF NNL TO NORTEL NETWORKS CORPORATION

     Effective May 1, 2000, NNL, then known as Nortel Networks Corporation, participated in a court-approved plan of arrangement under Canadian law. As a result of the arrangement, NNL and its subsidiaries became direct and indirect subsidiaries, respectively, of a newly formed Canadian corporation. This new corporation assumed the name "Nortel Networks Corporation."

     Nortel Networks Corporation owns 100% of our common shares. Our preferred shares and debt securities that were outstanding immediately prior to the arrangement remained outstanding following the arrangement and continue to be obligations of NNL.

     The consolidated assets and liabilities of NNL and its subsidiaries immediately after the arrangement were unchanged as a result of the arrangement, and all of the business and operations conducted by NNL and its subsidiaries prior to the effective date of the arrangement have continued to be conducted by NNL and its subsidiaries immediately after the effective date of the arrangement. Since the arrangement became effective, however, Nortel Networks Corporation has completed a number of acquisitions involving the issuance of shares of Nortel Networks Corporation as the consideration pursuant to which the acquired companies have become direct subsidiaries of Nortel Networks Corporation. Although these acquired companies are being and will continue to be operated together with NNL and its subsidiaries as a single integrated business, they are not subsidiaries of NNL. As a result, these acquired companies are not reflected in NNL's consolidated financial statements. Nortel Networks Corporation has informed NNL that it expects to make additional stock-based acquisitions in the future pursuant to which the acquired companies will become direct subsidiaries of Nortel Networks Corporation and will not be subsidiaries of NNL.

     To the extent described above, NNL's statements of financial condition and results of operations differ and will continue to differ from those of Nortel Networks Corporation for periods since May 1, 2000. Accordingly, in deciding whether to purchase any securities offered by this prospectus, you should not rely on the financial statements of or on other information with respect to Nortel Networks Corporation contained in its reports filed with the Securities and Exchange Commission or in any other source for periods since May 1, 2000.

                      NORTEL NETWORKS CAPITAL CORPORATION

     NNCC is an indirect, wholly owned subsidiary of NNL. NNCC has no independent operations other than acting as a finance company for subsidiaries and affiliates of NNL. NNCC does not, and will not, file separate reports with the Securities and Exchange Commission.

     NNCC is incorporated under the laws of the state of Delaware. Its principal executive offices are located at Nortel Networks Plaza, 200 Athens Way, Nashville, Tennessee 37228-1397, telephone (615) 432-4000.

     Nortel Networks Inc., a Delaware corporation which is a direct, wholly owned subsidiary of NNL and which owns all of the outstanding common stock of NNCC, has agreed to cause NNCC to have and to maintain a net worth of at least $1.00 pursuant to a support agreement between Nortel Networks Inc. and NNCC. This support agreement does not constitute a guarantee by Nortel Networks Inc. to any person of the payment of any indebtedness, liability or obligation of NNCC, including any debt securities or warrants to purchase debt securities offered by this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     NNL files annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any of the information on file with the Commission at the Commission's following locations:

Public Reference Room   New York Regional Office  Chicago Regional Office
450 Fifth Street, N.W.    7 World Trade Center        Citicorp Center
      Room 1024                Suite 1300         500 West Madison Street
Washington, D.C. 20549    New York, N.Y. 10048    Chicago, IL. 60661-2511

     Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. In addition, the Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. NNL began filing documents with the Commission electronically in November 2000; prior to that date, NNL's filings were made in paper format.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows NNL to incorporate by reference information contained in documents filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. This prospectus incorporates by reference the documents set forth below that have previously been filed with the Commission. These documents contain important information about NNL and its financial performance.

FILINGS OF NNL
(COMMISSION FILE NO. 000-30758)                                 PERIOD/DATE
-------------------------------                                 -----------
Registration Statement on Form 10............  Dated May 1, 2000.
  The Form 10 incorporates the following
  filings of Nortel Networks Corporation
  (Commission File No. 001-07260) which
  filings are also directly incorporated by
  reference in this prospectus:
     Annual Report on Form 10-K, as amended
     by Form 10-K/A..........................  Year ended December 31, 1999.
     Quarterly Report on Form 10-Q...........  Quarterly period ended March 31, 2000.
     Current Reports on Form 8-K.............  Dated January 6, 2000, January 26, 2000,
                                               January 26, 2000, February 14, 2000, February
                                               25, 2000 (Form 8-K/A), March 15, 2000, March
                                               21, 2000, April 20, 2000, April 26, 2000 and
                                               May 1, 2000.
Quarterly Reports of NNL on Form 10-Q........  Quarterly periods ended March 31, 2000, June
                                               30, 2000 and September 30, 2000.
Current Reports of NNL on Form 8-K...........  Dated August 7, 2000, August 18, 2000 (Form
                                               8-K/A) and October 18, 2000.

FILINGS OF BAY NETWORKS, INC.
(COMMISSION FILE NO. 0-19366)                                     PERIOD
-----------------------------                                     ------
Annual Report on Form 10-K (financial
statements only).............................  Year ended June 30, 1997.
Quarterly Reports on Form 10-Q (financial
statements only).............................  Quarterly periods ended September 30, 1997,
                                               December 31, 1997 and March 31, 1998.

     In addition, until we sell all of the securities covered by this prospectus or otherwise terminate the offering of the securities, we also incorporate by reference in this prospectus all documents that are filed with the Commission by NNL in the future pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The information contained in these future filings will automatically update and supersede the information contained in this prospectus or incorporated by reference to any previously filed document.

     You may request copies of the documents incorporated by reference in this prospectus, at no cost, by writing or telephoning us at Corporate Secretary, Nortel Networks Limited, 8200 Dixie Road, Suite 100, Brampton, Ontario L6T 5P6, Canada, telephone (905) 863-0000.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the relevant document.

                    RISK FACTORS/FORWARD-LOOKING STATEMENTS

     Certain information included in this prospectus and the documents that are incorporated in it by reference is forward-looking and is subject to important risks and uncertainties. Statements containing words such as "could," "expects," "may," "anticipates," "believes," "intends," "estimates," "plans" and similar expressions constitute forward-looking statements with respect to us, including statements that are based on current expectations, estimates, forecasts and projections about the markets in which we operate and management's beliefs and assumptions regarding these markets. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     Forward-looking information and statements are subject to important risks, uncertainties and assumptions which are difficult to predict. The results or events predicted in these forward-looking statements may differ materially from actual results or events. Some of the factors which could cause results or events to differ from current expectations include, among other things:

     - the ability of NNL to make acquisitions and/or integrate the operations and technologies of acquired businesses in an effective manner;

     - the uncertainty of demand for Internet protocol-optimized networking solutions;

     - the dependence on new product development;

     - the impact of rapid technological and market change;

     - the impact of year 2000;

     - the impact of price and product competition;

     - international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations;

     - fluctuations in operating results, general industry and market conditions and growth rates;

     - the impact of consolidation in the telecommunications industry;

     - the uncertainties of the Internet;

     - the ability of NNL to recruit and retain qualified employees;

     - the impact of increased provision of customer financing on us; and

     - the ability of NNL to obtain timely and adequate component parts from internal and outside suppliers.

     For further information regarding these factors, see "Forward-looking Statements" in Item 2 -- Management's Discussion and Analysis of Financial Condition and Results of Operations in NNL's Quarterly Report on Form 10-Q for the period ended September 30, 2000, which is incorporated herein by reference, as well as the analogous sections of our future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which will be incorporated by reference herein when filed.

     As a result of these factors, we cannot assure you that any of the events or results anticipated by forward-looking statements included or incorporated by reference in this prospectus will occur or, if they do, what impact they will have on our business, results of operations and financial condition.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth NNL's consolidated ratios of earnings to fixed charges computed under U.S. GAAP for the periods indicated below. Earnings for this purpose consist of consolidated pre-tax earnings or losses from continuing operations before adjustments for minority interests in consolidated subsidiaries or income or loss from equity investees, plus:

     - fixed charges;

     - amortization of capitalized interest;

     - distributed income of equity investees; and

     - NNL's share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges;

     less:

     - interest capitalized;

     - preference security dividend requirements of consolidated subsidiaries;
       and

     - the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

Fixed charges for this purpose consist of:

     - interest expensed and capitalized;

     - amortized premiums, discounts and capitalized expenses related to indebtedness;

     - one-third of rental expenses on operating leases, deemed to be representative of interest expenses; and

     - preference security dividend requirements of consolidated subsidiaries.

    YEAR ENDED DECEMBER 31,
-------------------------------   NINE MONTHS ENDED
1995  1996   1997   1998   1999   SEPTEMBER 30, 2000
----  ----   ----   ----   ----   ------------------
3.58   4.43  5.68   (1)    1.45          (1)

---------------
(1) Earnings were inadequate to cover fixed charges for the year ended December 31, 1998 and for the nine months ended September 30, 2000 by approximately $770 million and $279 million, respectively.

                                USE OF PROCEEDS

     Except as otherwise provided in an accompanying prospectus supplement:

     - the net proceeds from the sale of debt securities and warrants described in this prospectus issued by NNL will be added to NNL's general funds and used for its general corporate purposes; and

     - the net proceeds from the sale of debt securities and warrants described in this prospectus issued by NNCC and guaranteed by NNL will be advanced to, or otherwise invested in, other subsidiaries or affiliates of NNL in the United States and used for general corporate purposes.

                         LEGAL OWNERSHIP OF SECURITIES

"STREET NAME" AND OTHER INDIRECT HOLDERS

     We generally will not recognize investors who hold securities in accounts at banks or brokers as legal holders of those securities. This is called holding in "street name." Instead, we recognize only the bank or broker or the financial institution the bank or broker uses to hold the securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities or warrants, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities or warrants in street name, you should check with your own institution to find out:

     - how it handles payments and notices with respect to securities;

     - whether it imposes fees or charges;

     - how it would handle voting if ever required;

     - how and when you should notify it to exercise on your behalf any rights or options that may exist under the securities;

     - whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

     - how it would pursue rights under the debt securities or warrants if there were a default or other event triggering the need for holders to act to protect their interests.

DIRECT HOLDERS

     Our obligations, as well as the obligations of the trustee, any warrant agent and any third parties employed by us, the trustee or any warrant agent, run only to persons who are registered as holders of securities. As noted above, we do not have obligations to you if you hold in street name or through other indirect means, either because you choose to hold debt securities or warrants in that manner or because the securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

GLOBAL SECURITIES

     A global security is a special type of indirectly held security. If we choose to issue securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the securities included in the global security not be transferred to the name of any other direct holder except in the special situations described below. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a debt security or warrant must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement will indicate whether your series of securities will be issued only as global securities.

     As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of debt securities or warrants and instead deal only with the depositary that holds the global security.

     You should be aware that if securities are issued only in the form of global securities:

     - you cannot have securities registered in your own name;

     - you cannot receive physical certificates for your interest in the securities;

     - you will be a street name holder and must look to your own bank or broker for payments on the securities and protection of your legal rights relating to the securities;

     - you may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own securities in the form of physical certificates;

     - the depositary's policies will govern payments, transfers, exchanges and other matters relating to your interest in the global security. We, the trustee and any warrant agent have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global security. We, the trustee and any warrant agent also do not supervise the depositary in any way; and

     - the depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

     In a few special situations described later, the global security will terminate and interests in it will be exchanged for physical certificates representing securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to you. You must consult your bank or broker to find out how to have your interests in securities transferred to your name, so that you will be a direct holder.

     Unless we specify otherwise in the prospectus supplement, the special situations for termination of a global security are:

     - when the depositary notifies us that it is unwilling or no longer qualified to continue as depositary and we do not or cannot appoint a successor depositary within 90 days; or

     - when we notify the trustee that we wish to terminate the global security.

     The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary (and not us, the trustee or any warrant agent) is responsible for deciding the names of the institutions that will be the initial direct holders.

THE TERM "HOLDER" AS USED IN THIS PROSPECTUS AND ELSEWHERE

     In the descriptions of the debt securities and warrants included in this prospectus and any prospectus supplement, when we refer to the "holder" of a given debt security or warrant as being entitled to certain rights or payments, or being permitted to take certain actions, we are in all cases referring to the actual legal holder of the security.

     While you will be the holder if you hold a certificated security registered in your name, more often than not the holder will actually be either the broker, bank or other financial institution where you have your street name account, or, in the case of a global security, the depositary. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the prospectus supplement relating to that security.

                         DESCRIPTION OF DEBT SECURITIES

     We describe in this section the general terms that will apply to any debt securities that may be offered by NNL or NNCC pursuant to this prospectus. At the time that we offer debt securities, we will describe in the related prospectus supplement (1) the specific terms of the offered debt securities and
(2) the extent to which the general terms described in this section apply to those debt securities.

GENERAL

     As required by U.S. federal securities law for all notes and bonds of companies that are publicly offered in the United States, the debt securities offered pursuant to this prospectus are governed by a document called an indenture. The indenture is a contract dated as of December 15, 2000, among NNL, as issuer and guarantor, NNCC, as issuer, and Citibank, N. A., which acts as trustee. The indenture is an exhibit to the registration statement of which this prospectus is a part. You should read the indenture for a more complete understanding of the provisions we describe. Please see "Where You Can Find More Information" for information on how to obtain a copy of the indenture.

     In the discussion that follows, we summarize particular provisions of the indenture. This discussion is not complete, and is qualified by reference to all the provisions of the indenture, including definitions of terms used in the indenture. For example, in this section we use defined terms that have been given special meaning in the indenture. We describe the meaning for only the more important terms. We also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference here or in the prospectus supplement.

     Debt securities offered through this prospectus, together with any warrants offered separately or together with debt securities, will be limited to an aggregate initial public offering price of $2,500,000,000 or the equivalent in one or more foreign currencies or composite currencies. Of this aggregate amount, $500,000,000 may be issued only by NNL and $2,000,000,000 may be issued by either NNL or NNCC. The indenture provides that debt securities in an unlimited amount may be issued thereunder from time to time in one or more series. Not all debt securities of any one series need be issued at the same time and, unless otherwise provided, any series may be reopened for issuances of additional debt securities of that series. (Section 301)

     Under the indenture, NNL may issue debt securities directly, or may guarantee debt securities issued by NNCC. The debt securities issued by NNL and any guarantees will be direct, unconditional, unsecured and unsubordinated obligations of NNL and will rank equally and ratably without preference among themselves and at least equally with other senior unsecured obligations of NNL, except to the extent prescribed by law.

     Debt securities issued by NNCC will be direct, unconditional, unsecured obligations of NNCC and will rank equally and ratably without preference among themselves and at least equally with all other unsecured obligations of NNCC, except to the extent prescribed by law. NNCC's obligations under debt securities it issues pursuant to the indenture will be fully and unconditionally guaranteed by NNL, as more fully described below under "-- Guarantees".

     The particular terms of each issue of debt securities, as well as any modifications or additions to the general terms of the indenture which may be applicable in the case of that issue of debt securities, will be described in the related prospectus supplement. This description will include, where applicable:

     - whether the debt securities are issued by NNL or are issued by NNCC and guaranteed by NNL;

     - the designation, aggregate principal amount and denominations of the debt securities;

     - the price, expressed as a percentage of the aggregate principal amount, at which the debt securities will be issued;

     - the date or dates on which the debt securities will mature;

     - the currency or currencies in which the debt securities are being sold and in which payments in respect of the debt securities will be made, whether the holder of any of the debt securities may elect the currency in which payments are to be made and, if so, the manner of such election;

     - the rate or rates, which may be fixed or variable, per annum at which the debt securities will bear interest, if any;

     - the date from which interest on the debt securities will accrue, the date or dates on which interest will be payable and the date on which payment of interest will commence;

     - the terms and conditions on which NNL or NNCC may, at its option, redeem the debt securities in whole or in part;

     - the terms and conditions on which NNL or NNCC may be obligated to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof;

     - any special provisions for the payment of additional interest with respect to the debt securities;

     - whether the debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary;

     - if a temporary global security is to be issued with respect to the debt securities, provisions relating to payment of interest prior to the issuance of individual debt securities, and provisions relating to the exchange of interests in the temporary global security for interests in individual debt securities;

     - any additional restrictive covenants included for the benefit of holders of the debt securities;

     - any additional events of default provided with respect to the debt securities;

     - the terms of any warrants offered together with the debt securities;

     - any exchange on which debt securities of a series will be listed;

     - material United States and Canadian tax consequences of owning the debt securities; and

     - any other material terms and conditions of the debt securities not inconsistent with the provisions of the indenture. (Section 301)

     If any series of debt securities are sold for, are payable in or are denominated in one or more foreign currencies, currency units or composite currencies, the related prospectus supplement will also describe any restrictions, elections, tax consequences, specific terms and other information with respect to that series of debt securities that are applicable as a result. (Section 301)

     We may issue debt securities as original issue discount securities to be offered and sold at a substantial discount below their stated principal amounts. We will describe in the related prospectus supplement any United States and Canadian federal income tax consequences and other special considerations that may apply to any such original issue discount securities. (Section 101)

     Except as described herein or in any relevant prospectus supplement, the indenture does not contain any covenants or other provisions designed to protect holders of the debt securities against a reduction in the creditworthiness of NNL in the event of a highly leveraged transaction or that would prohibit other transactions that might adversely affect holders of the debt securities.

GUARANTEES

     Debt securities issued by NNCC will be unconditionally and irrevocably guaranteed by NNL. If, for any reason, NNCC does not make any required payment in respect of any guaranteed debt securities when due, whether on the normal due date, on acceleration, redemption or otherwise, NNL will cause the payment to be made to or to the order of the trustee. The guarantees will be direct, unconditional, unsecured and unsubordinated obligations of NNL and will rank equally and ratably without preference among themselves and at least equally with other senior unsecured obligations of NNL, except to the extent prescribed by law.

The holder of a guaranteed debt security will be entitled to payment under the relevant guarantee without taking any action whatsoever against NNCC. (Section
203)

FORM, DENOMINATION, REGISTRATION AND TRANSFER

     We will issue debt securities only in registered form. We may issue debt securities of a series in whole or in part in the form of one or more global securities. (Section 202)

     Unless otherwise specified in the related prospectus supplement, we will issue debt securities denominated in U.S. dollars in integral multiples of $1,000. We will specify the denomination of any series of debt securities denominated in a foreign or composite currency in the related prospectus supplement. If applicable, we will issue one or more global securities in a denomination or aggregate denominations equal to the aggregate principal amount of the outstanding debt securities of the series to be represented by such global security or securities.

     The trustee acts as our agent for registering debt securities in the names of holders and recording transfers of debt securities, although we may appoint another entity to perform this function. The entity performing this function is called the "security registrar."

     You may transfer or exchange debt securities at the office of the security registrar. You will not be required to pay any service charge for any registration of transfer or exchange of debt securities, but you may be required to pay for any tax or other governmental charge associated with the transfer or exchange. You may have your debt securities, other than a global security, exchanged for more debt securities of smaller permitted denominations or for fewer debt securities of larger permitted denominations. The transfer or exchange of a debt security will only be made if the security registrar is satisfied with your proof of ownership. (Sections 302 and 305)

GLOBAL DEBT SECURITIES

     We may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the related prospectus supplement. Global securities will only be issued in registered form and in either temporary or definitive form. Unless a global security is exchanged in whole or in part for debt securities in definitive form, a global security generally may be transferred only as a whole and only to the depositary or to a nominee of the depositary or to a successor depositary or its nominee. (Sections 303 and 305)

     A general description of global securities arrangements is set forth above under "Legal Ownership of Securities -- Global Securities." The specific terms of the depositary arrangement with respect to any debt securities of a series issued in global form will be described in the prospectus supplement related to such series. We expect that the following provisions will apply to all depositary arrangements:

     Upon the issuance of a global security, the depositary or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by the global security to the accounts of institutions that have accounts with the depositary. These institutions are called "participants". The participant accounts to be credited will be designated by the underwriters or agents for such debt securities or, if the debt securities are offered and sold directly by NNL or NNCC, by the relevant issuer. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that interest will be effected only through, records maintained by the depositary or its nominee, or by participants or persons that hold through participants.

     Upon receipt of any payment in respect of a global security, the depositary or its nominee will immediately credit participants' accounts with amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown in the records of the depositary or its nominee. Payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing instructions and customary practices and will be the responsibility of those participants.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable prospectus supplement, payment of principal of (and premium, if any) on debt securities will be made in the designated currency against surrender of the debt securities at the corporate trust office of the trustee in New York City. Unless otherwise indicated in the applicable prospectus supplement, payment of any installment of interest on debt securities will be made to the person in whose name the debt security is registered at the close of business on the regular record date for such interest. Unless otherwise indicated in the applicable prospectus supplement, payments of interest will be made at our option at the corporate trust office of the trustee in New York City, by a wire transfer or by a check in the designated currency mailed to each holder at the holder's registered address. (Sections 307 and 1001)

     We may appoint one or more paying agents to effect payments in respect of debt securities. We will identify any paying agent for a series of debt securities in the applicable prospectus supplement. We may terminate the appointment of any paying agent at any time, except that we will maintain at least one paying agent in New York City for payments with respect to debt securities of any series payable in U.S. dollars. (Sections 101 and 1002)

     All moneys paid to a paying agent in respect of any debt security that remain unclaimed at the end of two years after the relevant amounts shall have become due and payable will be repaid to NNL or NNCC. Holders of these debt securities will thereafter look only to NNL or NNCC, as the case may be, for payment of these amounts. (Section 1003)

NEGATIVE PLEDGE

     We have covenanted in the indenture that neither NNL, nor NNL's restricted subsidiaries, including NNCC, will:

     - issue, assume or guarantee any funded debt, that is secured by a lien upon any property of NNL or any of its restricted subsidiaries, whether now owned or hereafter acquired; or

     - grant any mortgage or other lien upon any property of NNL or any of its restricted subsidiaries, whether now owned or hereafter acquired, to secure any funded debt;

unless any outstanding debt securities are concurrently secured equally and ratably with such funded debt. (Section 1004) Under the indenture,

     - "funded debt" means any indebtedness for borrowed money, whether of NNL or of a third person. For greater certainty, proceeds received in respect of any factoring, securitization or similar transaction will not be considered borrowed money. (Section 101)

     - "restricted subsidiaries" means Nortel Networks Inc., a Delaware corporation which is a direct, wholly owned subsidiary of NNL and owns all of the outstanding common stock of NNCC and, if and for as long as NNCC has outstanding debt securities under the indenture, NNCC. (Section
       101)

     The indenture contains exceptions to the foregoing covenant to permit:

     - liens existing on property at the time of the acquisition of that property by NNL or the relevant restricted subsidiary;

     - liens on property that are incurred after the date of issuance of the relevant debt securities to secure or provide for the payment of the purchase price of the property or the cost of construction or improvement thereon;

     - liens on property of a corporation existing at the time that corporation is merged or amalgamated with NNL or any restricted subsidiary, or at the time the properties of the corporation are sold, leased or otherwise transferred to NNL or any restricted subsidiary substantially as an entirety;

     - liens securing intercompany indebtedness among NNL and its restricted subsidiaries;

     - specified liens in connection with public obligations;

     - any lien created by or resulting from litigation or other proceeding against, or upon property of, NNL or any restricted subsidiary, or any lien for workmen's compensation awards or similar awards, so long as the finality of such judgment or award is being contested and execution thereon is stayed or such lien relates to a final unappealable judgment which is satisfied within 30 days of such judgment or any lien incurred by NNL or any restricted subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding; and

     - any extension, renewal or replacement in whole or in part of any lien existing at the date of the indenture or referred to in the above exceptions, so long as the total amount of secured indebtedness does not increase, and the property securing the indebtedness is not expanded, as a result of the extension, renewal or replacement.

Each of the exceptions described above is a "permitted lien".

     In addition, NNL and its restricted subsidiaries may issue, assume or guarantee funded debt secured by a mortgage or other lien upon any of their property that would otherwise be subject to the foregoing restrictions, and may carry out any other transactions that would otherwise be subject to the foregoing restrictions, so long as the aggregate amount of all funded debt would not, after giving effect to the relevant transaction, exceed 15% of NNL's consolidated net tangible assets. (Section 1004) Under the indenture:

     - "consolidated net tangible assets" means NNL's consolidated total assets after deducting therefrom (1) all current liabilities and (2) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as shown in the then most recent consolidated balance sheet of NNL and its subsidiaries prepared in accordance with United States generally accepted accounting principles applied on a consistent basis contained in (x) NNL's most recent annual and quarterly reports on Form 10-K or Form 10-Q, as applicable, as filed with the Commission or (y) if NNL is no longer subject to reporting requirements under the Exchange Act, NNL's most recent annual or quarterly financial statements certified by its Chief Financial Officer. (Section 101)

EVENTS OF DEFAULT

     Each of the following events will constitute an "event of default" under the indenture with respect to the debt securities of a particular series:

     - default in payment of principal of, and premium, if any, on, any debt security of the series when due;

     - default in payment of interest on any debt security of the series when due and payable and the continuance of that default for 30 days;

     - default in the deposit of any sinking fund payment on any debt security of the series when due;

     - default by NNL or, if applicable, NNCC in performing or observing any of their respective covenants, agreements or other obligations in the indenture for 90 days after written notice by the holders of not less than 25% in principal amount of the outstanding debt securities of the series;

     - certain events of bankruptcy, insolvency or reorganization of NNL or, if applicable, NNCC;

     - a default by NNL or, if applicable, NNCC in respect of any single obligation in respect of indebtedness for borrowed money that exceeds on its face $100,000,000 in principal amount which results in the acceleration of the due date of that indebtedness, and this acceleration is not rescinded or annulled within 10 days after notice meeting the specific requirements of the indenture has been given; and

     - any other event of default set forth in the applicable prospectus supplement with respect to a particular series of debt securities. (Section 501)

     An event of default with respect to a particular series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities. We are required to file with the trustee annual officers' certificates as to the absence of specified defaults under the indenture. (Section 1005)

     If an event of default with respect to a series of debt securities occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the then-outstanding debt securities of the relevant series may declare the principal of, and premium, if any, on, all debt securities of the series to be due and payable, together with accrued interest. (Section 501) The indenture provides that in certain cases, the holders of a majority in principal amount of the then-outstanding debt securities of a series may on behalf of the holders of all debt securities of that series waive any past default or event of default and rescind and annul any such declaration and its consequences. (Sections 502 and 503)

     The trustee may require indemnification from the holders of debt securities of a series before proceeding to exercise any right or power under the indenture at the request of those holders. (Sections 601 and 606) The holders of a majority in principal amount of the then-outstanding debt securities of any series may:

     - direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on it with respect to the debt securities of that series, and

     - take any other action authorized to be taken under the indenture or under applicable law. However, the trustee may refuse to follow any direction that conflicts with law or the indenture or is unduly prejudicial to the rights of other holders. (Section 506)

     No holder will be entitled to pursue any remedy with respect to the indenture unless the trustee fails to act for 60 days after it is given:

     - notice of default by that holder,

     - a request to enforce the indenture by the holders of not less than 25% in aggregate principal amount of all of the then-outstanding debt securities issued under the indenture (treated as a single class), and

     - an indemnity to the trustee, satisfactory to the trustee, and during this 60-day period the holders of a majority in principal amount of all of the then-outstanding debt securities issued under the indenture (treated as a single class) do not give a direction to the trustee that is inconsistent with the enforcement request. (Section 507) These provisions will not prevent any holder of debt securities from enforcing payment of the principal of (and premium, if any) and interest on the debt securities at the relevant due dates. (Section 508)

     If an event of default with respect to a series of debt securities occurs and is continuing, the trustee will mail to the holders of those debt securities a notice of the event of default within 90 days after it occurs. However, except in the case of a default in any payment in respect of a series of debt securities, the trustee shall be protected in withholding notice of an event of default if it determines in good faith that this is in the interests of the holders of the relevant debt securities. (Section 605)

MODIFICATION OF THE INDENTURE

     The indenture provides that we and the trustee may modify the indenture without the consent of holders to make certain changes which do not adversely affect the interest of the holders, including:

     - the succession of another corporation to NNL or NNCC and the assumption of the debt securities by the successor;

     - to add convenants to any or all debt securities or surrender any right or power of NNL or NNCC;

     - to add additional events of default to any or all debt securities;

     - to change or eliminate any restrictions on the payment of principal of (or premium, if any, on) debt securities;

     - to change or eliminate any provision of the indenture, provided that any such modification shall only become effective when there are no debt securities outstanding which were issued prior to such modification;

     - to establish the form or terms of debt securities of any series;

     - the acceptance of a successor trustee or to facilitate the administration of the trust under more than one trustee;

     - to secure or guarantee the debt securities;

     - to add an additional guarantor in respect of the debt securities;

     - to permit or facilitate defeasance or discharge of any or all debt securities, provided that such modification shall not adversely affect the interests of holders of any debt securities in any material respect; or

     - to cure any ambiguity or correct or supplement any defective or inconsistent provisions, provided that any changes will not adversely affect the interests of holders of debt securities in any material respect. (Section 901)

     The indenture provides that, in general, we and the trustee may modify the indenture or the rights of the holders of any debt securities so long as we obtain the consent of the holders of not less than a majority in principal amount of the then-outstanding debt securities affected by the modification. The indenture also provides, however, that we may not effect any modification without the consent of each affected holder if that modification would:

     - change the maturity of any debt security, or reduce the principal amount or any premium payable on redemption thereof, or reduce the rate or change the time of payment of interest thereon, or change any place of payment or change the currency in which a debt security is payable or affect the right of any holder to institute suit for the enforcement of payment in accordance with the foregoing;

     - reduce the percentage in principal amount of outstanding debt securities the consent of whose holders is required for approval of any proposed modification to the indenture or for waivers of certain covenants or defaults under the indenture, or reduce the requirements for quorum or voting; or

     - in the case of guaranteed debt securities, change the terms and conditions of the obligations of NNL in respect of payments under the guarantee. (Section 902)

     The indenture contains provisions for convening meetings of the holders of debt securities of a series. (Section 1401) A meeting may be called at any time by the trustee, or upon the request of NNL or NNCC, as the case may be, or the holders of at least 10 percent in principal amount of the outstanding debt securities of the series. (Section 1402) Except as described in the preceding paragraph and as otherwise provided in the indenture, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series.

     Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series whether or not present or represented at the meeting. The quorum at any meeting of the holders of debt securities of a series called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. (Section 1404)

DEFEASANCE

     The indenture contains provisions that permit us, or either of our restricted subsidiaries, subject to satisfaction of specified conditions, to omit to comply with the covenants described above under "-- Negative Pledge" with respect to debt securities of any series. This is known as covenant "defeasance". If we satisfy the conditions for covenant defeasance, then any failure on our part to comply with the terms of the negative pledge covenant described above will not be an event of default under the indenture with respect to the relevant debt securities. The conditions we must satisfy are as follows:

     - we must irrevocably deposit with the trustee as specific security pledged for the due payment and ultimate satisfaction of our obligations in respect of the debt securities of the series affected, funds in the currency in which the debt securities are payable and/or, subject to specified conditions, obligations
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

       of the government that issued the currency in which the debt securities are payable in an amount sufficient to pay (1) the principal of, and premium, if any, and interest on the outstanding debt securities of the particular series on their stated maturity and (2) any mandatory prepayments on the day on which those prepayments are due and payable;

     - we must deliver to the trustee opinions of counsel to the effect that holders of the debt securities affected will not recognize income, gain or loss for United States or Canadian federal income tax purposes as a result of the deposit of funds and defeasance of our obligations and will be subject to United States and Canadian federal income tax as if the deposit and defeasance had not occurred;

     - the deposit of funds must not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

     - on the date of the deposit of funds, there must not have occurred and be continuing an event of default with respect to the debt securities affected or an event that, with notice or lapse of time, would become an event of default;

     - if the debt securities affected are listed on the New York Stock Exchange, we must deliver to the trustee an opinion of counsel to the effect that the deposit of funds and defeasance of our obligations will not cause the debt securities to be delisted;

     - we must deliver to the trustee an opinion of counsel stating that all conditions precedent to the defeasance under the indenture have been complied with; and

     - the deposit of funds must not cause the trustee to have a conflicting interest, within the meaning of the indenture and the Trust Indenture Act of 1939. (Section 1302)

     In addition, satisfaction of the conditions described above, other than the last condition relating to conflict of interest of the trustee, may permit us to omit to comply with all of our obligations, covenants and agreements under the indenture with respect to a series of debt securities. The relevant prospectus supplement will indicate whether this is the case with respect to any series of debt securities, and will describe any additional conditions or related provisions. (Section 1301)

AMALGAMATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

     Each of NNL and NNCC, as issuer or guarantor, as the case may be, has covenanted in the indenture that it will not amalgamate or merge with any other corporation or enter into any reorganization or arrangement or effect any conveyance, transfer or lease of all or substantially all of our and our subsidiaries' assets, taken as a whole, unless specified conditions are satisfied. These conditions are as follows:

     - either (1) it is the surviving corporation or one of the continuing corporations or (2) the successor corporation (or the person that leases or that acquires by conveyance or transfer all or substantially all of it and its subsidiaries' assets, taken as a whole) expressly assumes, by supplemental indenture, its obligations under the indenture; and

     - NNL, NNCC or the successor corporation, as the case may be, are not immediately after the transaction in default under the indenture or the debt securities. (Section 801)

CONCERNING THE TRUSTEE

     Citibank, N. A. is the trustee under the indenture. An affiliate of the trustee maintains normal banking relations, including the maintenance of depository accounts, with NNL and our affiliates.

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

                            DESCRIPTION OF WARRANTS

     We describe in this section the general terms that will apply to any warrants for the purchase of debt securities that may be offered by NNL or NNCC pursuant to this prospectus. At the time that we offer warrants, we will describe in the related prospectus supplement (1) the specific terms of the offered warrants and (2) the extent to which the general terms described in this section apply to those warrants.

     Warrants may be offered separately or together with debt securities. We will issue warrants under warrant agreements to be entered into between NNL or NNCC and one or more banks or trust companies acting as warrant agent. The prospectus supplement will include details of the warrant agreements covering the warrants being offered. The warrant agent will act solely as the agent of NNL or NNCC and will not assume a relationship of agency with any holders of warrant certificates or beneficial owners of warrants. A form of warrant agreement, including a form of warrant certificate representing the warrants, is an exhibit to the registration statement of which this prospectus is a part. Please see "Where You Can Find More Information" for information on how to obtain a copy of the form of warrant agreement.

     In the discussion that follows, we summarize particular provisions of the warrant agreements. This discussion is not complete, and is qualified by reference to all the provisions of the warrant agreements, including the definition of terms used in the warrant agreements. For example, in this section, we use defined terms that have been given special meaning in the warrant agreements. We also include references in parenthesis to certain sections of the warrant agreements. Whenever we refer to particular sections of or defined terms in the warrant agreements in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference here or in the prospectus supplement.

GENERAL

     The particular terms of each issue of warrants will be described in the related prospectus supplement. This description will include, where applicable:

     - whether warrants are offered by NNL or are offered by NNCC;

     - the price at which the warrants will be offered;

     - the currency or currencies in which the warrants are being offered;

     - the designation, aggregate principal amount, currency or currencies, denominations and terms of the series of debt securities that may be purchased upon exercise of the warrants;

     - the designation and terms of any related debt securities with which the warrants are being offered, if any, and the number of the warrants being offered with each debt security;

     - the date or dates, if any, on or after which the warrants and the related debt securities will be transferable separately;

     - the principal amount of debt securities that may be purchased upon exercise of each warrant and the price at which and currency or currencies in which that principal amount of debt securities may be purchased upon exercise of each warrant;

     - the date on which the right to exercise the warrants will commence and the date on which the right will expire;

     - material United States and Canadian tax consequences of owning the warrants; and

     - any other material terms or conditions of the warrants.

     We will only issue warrants in registered form. You may transfer or exchange warrants at the office of the warrant agent. You will not be required to pay any service charge for any registration, transfer or exchange of warrants, but you may be required to pay any tax or other governmental charge associated with the transfer or exchange permitted. You may have your warrants, other than a global security, exchanged for more warrants of smaller permitted denominations or for fewer warrants of larger permitted denominations. The transfer or

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

exchange of a warrant will only be made if the warrant agent is satisfied with your proof of ownership. (Sections 1.02 and 4.01)

     Before the exercise of warrants, you will not be entitled to any of the rights of holders of the debt securities that may be purchased upon the exercise of the warrants. For example, you will not be entitled to payments of principal of, or premium, if any, or interest, if any on, the debt securities, or to enforce any of the covenants in the indenture. (Section 3.01)

EXERCISE OF WARRANTS

     The relevant prospectus supplement will set forth information about the exercise of warrants. Each warrant will entitle you to purchase the principal amount of debt securities at the exercise price set forth in, or calculable as set forth in, the prospectus supplement. You may exercise warrants at the corporate trust office of the warrant agent or at another office indicated in the prospectus supplement. You may exercise warrants within the time period specified in the prospectus supplement. After such time, unexercised warrants will become void. (Sections 2.02 and 2.03)

     To exercise warrants, you will be required to surrender to the warrant agent the related warrant certificate and pay in full the exercise price for debt securities to be subscribed for upon such exercise. NNL or NNCC will issue and deliver the applicable debt securities to you, and will issue a new warrant certificate for any warrants not exercised. (Section 2.03)

                   CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     Ogilvy Renault, Canadian counsel to NNL and NNCC, have advised that the following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the Income Tax Regulations (which we refer to in this section as the "Act" and the "Regulations", respectively) in effect at the date hereof generally applicable to a holder of debt securities and warrants who:

     - acquires debt securities and warrants in an offering contemplated by this prospectus;

     - deals at arm's length with NNL and NNCC for purposes of the Act;

     - is neither resident nor deemed to be resident in Canada for purposes of the Act and the Regulations at any time; and

     - does not use or hold and is not deemed to use or hold the debt securities or the warrants in connection with a trade or business that the holder carries on, or is deemed to carry on, in Canada at any time.

Special rules which are not discussed in this summary may apply to a non-resident holder that is an insurer carrying on business in Canada and elsewhere. This summary is based on the current provisions of the Act and the Regulations, all specific proposals to amend the Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (which we refer to in this section as the "Proposals") and Ogilvy Renault's understanding of the current published administrative practices and policies of the Canada Customs and Revenue Agency. This summary assumes that the Act and the Regulations will be amended in accordance with the Proposals as so announced although no assurance of that can be given.

     The following is a general summary only with respect to the securities described in this prospectus as debt securities and warrants because the attributes of debt securities and warrants which may be offered by a prospectus supplement have not been determined and are not described in this prospectus. It does not purport to be a complete analysis or listing of all potential tax consequences under the Act, the Regulations and the Proposals of holding debt securities and warrants. This summary does not take into account or anticipate, and is not a summary of, tax considerations under the Act, the Regulations and the Proposals applicable to or arising from particular attributes of debt securities and warrants, is not intended nor should it be construed to be legal or tax advice to any particular holder of debt securities or warrants, and does not deal with Canadian provincial or territorial tax considerations or tax considerations under the legislation of countries other than

Canada. This summary assumes that all relevant facts and circumstances are, and will continue to be, as described in this prospectus, and does not take into account or anticipate any other facts or circumstances. Also, except as specifically stated, this summary does not take into account or anticipate any changes in law, whether by legislative, regulatory, judicial or administrative action. Accordingly, you should consult your own tax advisor with respect to your particular circumstances.

     Canadian federal income tax considerations applicable to the particular debt securities and warrants will be described in the related prospectus supplement. The following general comments will be superseded by any summary of the principal Canadian federal income tax considerations in the relevant prospectus supplement.

WITHHOLDING TAX

     Any amount paid or credited, or deemed to be paid or credited, as, on account or in lieu of payment of, or in satisfaction of interest on debt securities issued by NNL under the indenture to non-residents of Canada (other than certain persons carrying on business in Canada, to the extent provided in the Act and the Regulations) generally will be subject to a 25% non-resident withholding tax. The rate of such tax may be reduced through the application of international tax treaties or conventions to which Canada is a party, usually to a rate of 10% or 15%. If you are a resident of the United States for purposes of the Canada -- United States Income Tax Convention (1980), the rate of this withholding tax will generally be reduced to 10% under that tax convention.

     The interest (other than certain interest described in the Act) payable by a corporation resident in Canada to non-residents of Canada who deal at arm's length with the corporation on an obligation issued by the corporation after June 23, 1975 is exempt from such withholding tax if under the terms of the obligation or any related agreement the corporation may not under any circumstances be obliged to pay more than 25% of the principal amount of the obligation (or the aggregate principal amount of a number of obligations, identical in all respects but for their separate principal amounts, that comprise a single debt issue of obligations) within five years from the date of its issue except:

     - in the event of a failure or default under such terms or agreement;

     - if the terms of the obligation or such agreement become unlawful or are changed by virtue of legislation or by a court, statutory board or commission; or

     - if such a non-resident person exercises a right under the terms of the obligation or such agreement to convert the obligation into, or exchange the obligation for, a "prescribed security" under the Act and the Regulations for this purpose.

     Assuming that NNCC is and continues to be a non-resident of Canada which does not carry on business in Canada for purposes of the Act, payments on the guaranteed debt securities issued by NNCC will not be subject to Canadian non-resident withholding tax. However, if NNL pays amounts in accordance with the guarantees of those debt securities in satisfaction of any amounts that may reasonably be regarded as being or being attributable to interest payable under those guaranteed debt securities, such amounts may be subject to non-resident withholding tax at the rate of 25% or such lower rate as may be provided for under the terms of an applicable tax treaty or convention.

OTHER INCOME TAX

     No other taxes on income or capital gains generally will be payable in respect of the debt securities or the interest or premium, if any, thereon, or the warrants, by a holder to whom this summary applies.

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

                              PLAN OF DISTRIBUTION

     We may sell the securities described in this prospectus through agents, underwriters or dealers, or directly to a limited number of institutional purchasers or to a single purchaser.

     The accompanying prospectus supplement will identify or describe:

     - any underwriters, dealers or agents;

     - their compensation;

     - the net proceeds to us;

     - the purchase price of the securities;

     - the initial public offering price of the securities; and

     - any exchange on which the securities are listed.

     We may designate agents to solicit purchases for the period of their appointment to sell securities on a continuing basis. Unless otherwise indicated in the related prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

     If we use underwriters for a sale of securities, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the related prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to various conditions and the underwriters will be obligated to purchase all the securities of the series offered if any of the securities of that series are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Underwriters and agents may from time to time purchase and sell the securities described in this prospectus and the relevant prospectus supplement in the secondary market, but are not obligated to do so. No assurance can be given that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the securities.

     We may also sell securities directly to one or more purchasers without using underwriters or agents.

     Underwriters, dealers and agents that participate in the distribution of the securities may be "underwriters" as defined in the Securities Act of 1933, as amended, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries and affiliates in the ordinary course of their businesses.

     The securities described in this prospectus will not be offered or sold to a resident of Canada in contravention of the securities laws of Canada or any province or territory thereof.

                           VALIDITY OF THE SECURITIES

     The validity of the securities described in this prospectus will be passed upon for NNL by Nicholas J. DeRoma, Chief Legal Officer of NNL, and for NNCC by Roger A. Schecter, Secretary of NNCC, and for any underwriters or agents, as the case may be, by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. As of December 13, 2000, Nicholas J. DeRoma beneficially owned 85,123 common shares of Nortel Networks Corporation, which is the parent corporation of NNL directly and of NNCC indirectly. As of December 13, 2000, Roger A. Schecter beneficially owned 3,274 common shares of Nortel Networks Corporation.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 and the related financial statement schedules incorporated in this prospectus by reference from Nortel Networks Corporation's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated February 1, 2000, except as to Note 24(a) which is as of March 2, 2000, which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 and the related financial statement schedules incorporated in this prospectus by reference from NNL's Current Report on Form 8-K dated August 7, 2000, as amended by Form 8-K/A dated August 18, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated February 1, 2000, except as to Note 23 (with the exception of (c)(viii) and (ix)) which is as of July 28, 2000, which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Bay Networks, Inc. as of June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997, appearing in the Bay Networks, Inc. Annual Report on Form 10-K for the year ended June 30, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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                            NORTEL NETWORKS LIMITED